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                                                                    EXHIBIT 1(c)


                             CERTIFICATE OF TRUST OF
                              MERCURY MASTER TRUST


           THIS Certificate of Trust of Mercury Master Trust (the "Trust"), dated April 23, 1998, is being duly executed and filed by Robert E. Putney, III, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

           1. Name. The name of the business trust formed hereby is Mercury Master Trust.

           2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of the Trust's registered agent at such address is The Corporation Service Company.

           3. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

           4. Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

           IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first above written.

                                             /s/  Robert E. Putney, III
                                             -----------------------------------
                                             Robert E. Putney, III, Sole Trustee